As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 333-163471

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INERGY HOLDINGS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	43-1792470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(816) 842-8181

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Brooks Sherman, Jr.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(816) 842-8181

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gillian A. Hobson

Vinson & Elkins L.L.P.

First City Tower

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Inergy Holdings, L.P. (“Holdings”) on Form S-3 (File No. 333-163471) filed with the Securities and Exchange Commission and declared effective on December 28, 2009 (the “Registration Statement”), which registered a maximum aggregate offering price of $300,000,000 of common units representing limited partner interests in Holdings (“Holdings common units”).

On November 5, 2010, pursuant to the First Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 3, 2010 among Inergy, L.P. (“Inergy”), Inergy GP, LLC, Holdings, Inergy Holdings GP, LLC (“Holdings GP”), NRGP Limited Partner, LLC (“New NRGP LP”) and NRGP MS, LLC (“MergerCo”), MergerCo merged with and into Holdings (the “Merger”). In connection with and immediately following the consummation of the Merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings. Under the Merger Agreement, each outstanding Holdings common unit was converted into the right to receive 0.77 common units representing limited partner interests in Inergy.

As a result of the Merger, Holdings has terminated any and all offerings of its Holdings common units pursuant to the Registration Statement. Accordingly, Holdings hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by Holdings in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any Holdings common units that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all Holdings common units registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on November 5, 2010.

INERGY HOLDINGS, L.P.

By:	Inergy Holdings GP, LLC, its General Partner

By:	/S/ R. BROOKS SHERMAN, JR.
Name: Title:	R. Brooks Sherman, Jr. Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following officers and directors of Inergy Holdings GP, LLC, as general partner of Inergy Holdings, L.P., the registrant, in the capacities and on the dates indicated.

Signature	Title	Date

* John J. Sherman	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2010

/S/ R. BROOKS SHERMAN, JR. R. Brooks Sherman, Jr.	Executive Vice President and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	November 5, 2010

* Warren H. Gfeller	Director	November 5, 2010

* Arthur B. Krause	Director	November 5, 2010

* Richard T. O’Brien	Director	November 5, 2010

*By:	/S/ R. BROOKS SHERMAN, JR.
R. Brooks Sherman, Jr. Attorney-in-fact